October 2, 1997



Dennis Barsema
18140 Barnard Road
Morgan Hill, Ca  95037

Dear Dennis,

Pursuant to our discussions, it has been mutually agreed that as of November 3, 1997, your position with Centigram
Communications Corporation has been eliminated.

Attached you will find a Summary Plan Document outlining the terms and conditions of your separation from Centigram. These outlined benefits will be paid to you provided you sign the General Release and Termination Certificate documents which are also attached. Please review these documents carefully and let me know if you have any questions that I or Carrie Perzow can answer.

Dennis, I have appreciated the contributions you have made to Centigram and in particular the leadership role you assumed on the operating committee over these last several months. Once again, I am available to answer any further questions you may have or provide assistance as you approach your next career endeavor.



Sincerely,


Dean O. Morton
Chairman, Centigram Communications Corporation


Severance Package Compensation Elements

I, Dennis Barsema, understand that upon my consent and affixing of my signature to the attached General Release and Termination
Certificate, Centigram agrees to:

1. provide me with 4 weeks of notification commencing
November 3, 1997 through December 1, 1997, at my current salary of $3,462 per week and car allowance of $400 per month.

2. pay me a continuous payout for 48 weeks of severance at my current salary of $3,462 per week and car allowance of $400 per month
3. pay me 50% of my FY'98 executive bonus at target of $118,800 ($59,400) after the end of the 1998 fiscal year. Pay me the remaining 50% of my FY'98 executive bonus at target of $118,800 against the following criteria:
 - $39,800 will be paid against achievement of the FY'97 Q4 revenue at the following percentages and payouts: Minimum of $29M in revenue equals 100%
payout, minimum of $28M in revenue equals 50%
payout, minimum of $27M in revenue equals 25% payout.
 - $19,600 will be paid against achievement of the following development criteria: 1) A plan for reengineering 6.0 base software should be presented to CEO by 11/3/97, and
 2) by 11/3/97 we will deliver 6.1 to a beta customer, and we will have an agreed to list of at least three (3) beta customers, as well as a beta plan for those customers.

4. continue my vacation until December 1,1997, and pay all unused, accrued vacation at that time.

5. should I elect it, Centigram will pay COBRA premiums for medical dental and vision coverage under the existing Centigram plan through November 2, 1998 or until such time as I secure other coverage, whichever comes first.

6. permit my options to continue to vest through November
2, 1998 and, if vested, to be exercised until 30 days from that date.

7. I agree to execute the attached General Release and Termination Certificate and abide by Centigram's
Employee Nondisclosure and Assignment of Inventions
Agreement and to refrain from disclosing any non-public information about Centigram or its business that I may have acquired during my period of employment with the company.

8. I understand that I may file for unemployment compensation and that my claim will not be contested by Centigram.

9. I agree to notify Centigram promptly upon the acceptance of other employment, at such time a lump sum payout for remaining severance due will be made and stock options will cease to continue to vest and may be exercised 30 days from that date.

10. I agree that these terms fully satisfy Centigram's obligation to me.


  -------------------------------------                     ---------
           Dennis Barsema                                     Date


  -------------------------------------                     ---------
           Dean O. Morton                                     Date
           Chairman, Centigram Communications Corporation

        CENTIGRAM COMMUNICATIONS CORPORATION
        SENIOR OFFICER SEPARATION PAY PLAN
                        AND
             SUMMARY PLAN DESCRIPTION

        Amended Plan Effective Date:  September 10, 1997



        CENTIGRAM COMMUNICATIONS CORPORATION
        SEPARATION PAY PLAN
        AND
        SUMMARY PLAN DESCRIPTION


The Centigram Communications Corporation Officer Separation Pay Plan (the "Plan") is primarily designed to provide eligible Senior Officers of Centigram Communications Corporation (the "Company") whose employment is terminated as a result of a work force reduction or job elimination with financial assistance while they are seeking new employment opportunities. The Plan is also intended to satisfy, where applicable, the obligations of the Company under the federal Worker and Retraining Notification ("WARN") Act. The Plan is effective for eligible employees whose employment is terminated on or after September 10, 1997 and not later than April 30, 1998.

Centigram Communications Corporation competes within an industry where technology, markets and competition change rapidly. Therefore, one of our sources of competitive advantage is our ability to change more quickly than the competition. This may result in evolving requirements in terms of our financial plan, locations and employee core competencies.

This policy is written to define a reduction in workforce, which results in long-term employment losses, motivated by reasons of cost-reduction, efficiency improvement, reorganization, loss of business, plant or department closures, or other reasons unrelated to the affected individual. This policy does not apply to employment termination for reasons of misconduct or lack of performance. Centigram is an employment at-will employer, meaning both the employee and the employer have the right to terminate the employment relationship at any time.

If you are an eligible Officer employee you will receive at least four
(4) weeks advance notice of your termination date. In the event the Company does not provide you with the full notice period, you will receive your base Salary (as that term is defined in Section II below) for the four(4) week (as applicable) period, in addition to any benefits that you are eligible to receive under this Plan.

This Plan is designed to be an "employee welfare benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the official plan document and the required summary plan description under ERISA.


I.      ELIGIBILITY

You will be generally eligible for severance benefits under this Plan if:

        - you are a regular full-time U.S. employee of the Company with the title of Sr. Vice President or above;

        - your active employment is involuntarily terminated as a result of work force reduction or job elimination during the term of the Plan;

        - you execute the General Release Of All Claims, a copy of which is attached as Exhibit A, within forty-five (45) days of your date of termination if you are age forty (40) or older, or you execute the General Release of All Claims, a copy of which is attached as Exhibit B, within seven (7) days of your date of termination if you are under age forty
(40); and

        -       you are not in one of the excluded categories listed below.

You are not eligible for severance benefits under this Plan if:

        - you voluntarily terminate employment, unless such voluntary termination occurs after you receive notice of an involuntary termination which would otherwise qualify you for severance benefits and the Plan Administrator determines, in its sole discretion, that your earlier voluntary termination is in the best interests of the Company;

        - you are employed by, or are offered continued employment with, a successor employer which directly or indirectly acquires (i) all or any portion of the assets or operations of the Company or any subsidiary, (ii) all or any portion of the outstanding capital stock of the Company, or (ii) fifty percent (50%) or more of the capital stock of any subsidiary of the Company;

        - you are dismissed for a reason other than work force reduction or job elimination (including, but not limited to, poor performance, violation of Company policy or procedures, insubordination, misconduct, the unauthorized use or disclosure of confidential information or trade secrets of the Company or any subsidiary), whether or not you already received notice of an involuntary termination which would otherwise qualify you for severance benefits;

        - you are a temporary employee or work for the Company solely as an independent contractor, consultant or agent;

        - you are covered by any other severance or separation pay plan or arrangement with the Company or by an employment agreement with the Company;

        - you die before you receive any or all of your severance benefits under the Plan; or

        - you are on a leave of absence (including disability leave), except to the extent the Plan Administrator decides, in its sole discretion, to provide you with severance benefits upon your involuntary termination.

II.     HOW THE PLAN WORKS

If you are eligible for severance benefits under the Plan, you will receive those benefits in continuous payments unless you become employed during the severance period, at which time the remaining severance due would be made in a lump-sum payment . Payment of your severance benefits will be made as soon as administratively practicable after the occurrence of the following events:

                - your termination of employment as a result of a work force reduction or job elimination;

                -       the Company's receipt of your executed General
Release; and

                - the expiration of any rescission period applicable to your executed General Release.

The amount of your severance benefits will generally be determined in accordance with the guidelines set forth below on the basis of the following factors, measured as of the effective date of your termination of active employee status: (i) your Salary, (ii) your Year(s) of Service with the Company, and (iii) your job classification:

        Severance Benefit Guidelines

                -       Notification Period:  4 weeks
                -       Severance:  48 weeks
                -       Executive Bonus:  Paid at target after the end of
                                         FY'98

                        Severance and Executive Bonus may be paid in either a lump sum payment or continuous payout to be chosen or changed at any time during the severance period. If a lump sum payment is chosen, stock vesting ends the date of payout. If continuous payout is chosen, stock will continue to vest until the end of the severance period.

        - Salary generally means your base salary and does not include, for example, bonuses, overtime compensation, incentive pay, compensation associated with employee stock options, reimbursements, or expense allowances (with the exception of car allowance)

        - The Plan Administrator may, as it deems appropriate and in its sole discretion, authorize severance benefits in an amount different from the guidelines amount. Under certain circumstances, the Plan Administrator may, in its sole discretion, waive or modify, with respect to one or more classes of employees, the eligibility requirements for severance benefits or modify the method of calculating their severance benefits.

        - When an eligible employee's termination is deemed covered by the WARN Act, the benefit payable under this Plan shall be considered to be payments required by that Act.

If you are an eligible Officer employee, you will also receive the following benefits:

        - Your existing group health coverage (and, if applicable, the existing group health coverage of your eligible dependents) will end as of your date of termination. You may then be eligible to elect temporary continuation coverage of the Company's group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If you are eligible and elect COBRA continuation coverage, then the Company will pay for such coverage for 48 weeks that you will receive severance benefits (pursuant to the guidelines formula specified above). You (and, if applicable, your eligible dependents) will be provided with a COBRA election form and notice which describes your right to continuation coverage under COBRA. In no case, will you or your dependents receive
Company-paid or employee-paid group health coverage beyond the period provided under COBRA.

III.    OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for severance benefits under the Plan. The Plan Administrator hereby delegates to the Vice President of Human Resources all of its administrative duties. Accordingly, the Vice President of Human Resources on behalf of the Plan Administrator, has full discretionary authority to carry out its delegated duties. Any determination by the Vice President of Human Resources will be final and conclusive upon all persons. The Company, as the Plan Administrator, will indemnify and hold harmless the Vice President of Human Resources for carrying out the responsibilities of the Plan Administrator; provided, however, the Vice President of Human Resources does not act with gross negligence or wilful misconduct.

Benefits. When benefits are due, they will be paid from the general assets of the Company. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety (90) days of your termination. You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator. This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments. Pursuant to its discretionary authority to administer and interpret the Plan, and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

Plan Terms. This Plan supersedes and any and all previous existing separation, severance, retention and salary continuation arrangements, programs and plans which were previously offered by the Company to employees eligible to receive benefits under this Plan.

Plan Amendment or Termination. The Plan is effective only for employees who are terminated on or after May 1, 1997 and no later than April 30, 1998. The Vice President, Human Resources, on behalf of the Company, reserves the right to terminate or amend the Plan at any time and in any manner. Because the provisions of the Plan are intended to serve as mere guidelines for the payment of severance benefits under certain prescribed circumstances, it is not intended that any employee obtain any vested right to severance benefits. Accordingly, any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.
 In no event, however, will the Plan be effective after April 30, 1998.

Taxes. The Company will withhold taxes and other payroll deductions from any severance payment.

No Right to Employment. This Plan does not provide you with any right to continue employment with the Company or affect the Company's right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

IV.  STATEMENT OF ERISA RIGHTS

As a participant in the Centigram Communications Corporation Separation Pay Plan (the "Plan"), you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

        1. Examine, without charge, at the Plan Administrator's office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

        2. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.
 The Plan Administrator may make a reasonable charge for the copies.

        3. Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary financial report.

        4. File suit in a federal court, if you, as a participant, request materials and do not receive them within thirty
(30) days of your request. In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $100 for each day's delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan
Administrator.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interest of the Company's employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court. If Plan fiduciaries are misusing the Plan's assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court. The court will decide who will pay court costs and legal fees.
 If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees. However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Services Administration,
Department of Labor.

        ADDITIONAL PLAN INFORMATION

Name of Plan:       Centigram Communications Corporation Separation
                     Pay Plan
Company Sponsoring  Centigram Communications Corporation
Plan:


Employer  Identification  94-2418021
Number:

Plan Number: 5B

Plan Year: The twelve (12) consecutive month period  beginning May 1, 1997.

Plan Administrator: Centigram Communications Corporation
                    c/o Vice President, Human Resources
                    91 East Tasman Drive
                    San Jose, California 95134
                    (408) 944-0250

Agent for Service  of Legal Process: Plan Administrator

Type of Plan: Severance Plan/Employee Welfare Benefit Plan

Plan Costs: The cost of the Plan is paid by Centigram
            Communications Corporation

        GENERAL RELEASE OF ALL CLAIMS

                In consideration of the benefits offered to me under the Centigram Communications Corporation 1997 Severance Plan (the "Plan") as described in the Summary Plan Description provided to me, and in connection with the termination of my employment as a result of Centigram's reduction in force or job elimination, on behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever RELEASE and DISCHARGE Centigram, its officers, directors, agents, employees, affiliates, representatives, successors and assigns (hereinafter, collectively called the "Company") from any and all claims and causes of action arising out of or relating in any way to my employment with the Company, including, but not limited to, the offer and termination of my employment.

                1. I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Equal Pay Act of
1963, California Labor Code Section 1197.5, the Age
Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), and any other laws and regulations relating to employment or employment discrimination. The only exceptions are claims I may have for unemployment compensation and workers' compensation.

                2. I understand and agree that the Company will not provide me with any enhanced severance benefits, as outlined in the Plan, unless I execute this RELEASE. I further understand that I have received or will receive, regardless of the execution of this RELEASE, all salary owed to me together with any accrued but unused vacation pay, less deductions, in my final paycheck earned through my termination date.

                3. In addition, and in further consideration of the foregoing, I acknowledge that I may hereafter discover facts different from or in addition to those which I now know or believe to be true and that this RELEASE shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. Furthermore, in consideration of the foregoing, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of
Section 1542 of the Civil Code of the State of California and/or any analogous law of any other state, which states as follows:

                        A general release does not extend
to claims which the creditor
[employee] does not know or
suspect to exist in his favor at
the time of executing the release,
which if known by him must have
materially affected his settlement
with the debtor [Company].

                4. As part of my existing and continuing obligation to the Company, I have returned or, within seven (7) days of my termination will return to the Company all Company Information, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that I have in my possession or under my control. I further agree not to keep any copies of Company Information. I affirm my obligation to keep all Company Information confidential and not to disclose it to any third party in the future. I understand that the term
"Company Information" includes, but is not limited to, the following:

                (a) Confidential information, including information received from third parties under confidential conditions; and

                (b) Other technical, scientific, marketing, business, product development or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company, including solicitation of employees.

        The Company's Proprietary Information Agreement is incorporated herein by this reference.

                5. I agree to keep this RELEASE confidential and not to reveal its contents to anyone except my lawyer, my spouse and/or my financial consultant.

                6. All disputes under this RELEASE will be settled by arbitration in the County of Santa Clara, in accordance with the rules of the American Arbitration Association, or its successor, and judgment upon the award rendered may be entered in any court with jurisdiction.
 If there is a dispute with respect to this RELEASE, the prevailing party will be entitled to its reasonable attorney fees and other costs and expenses incurred in resolving the dispute.

                7. This RELEASE contains the entire agreement between the Company and me with respect to any matters referred to in the RELEASE and supercedes any previous oral or written agreements.
I understand and agree that this RELEASE shall not be deemed or construed at any time as an admission of liability or wrongdoing by either myself or the Company.

                8. If any one or more of the provisions contained in this RELEASE is, for any reason, held to be unenforceable, that holding will not affect any other provision of this RELEASE, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Release shall then be construed as if such unenforceable provision or provisions had never been contained therein.

                9. Before executing this RELEASE, I obtained sufficient information to intelligently exercise my own judgment about the terms of the RELEASE. I understand that I may discuss this RELEASE with an attorney of my own choosing before signing this RELEASE. The Company has also given me forty-five (45) days in which to consider this RELEASE, if I wish. I also understand for a period of seven (7) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revoke this RELEASE, I must deliver to the Company's Vice President of Human Resources, by no later than seven (7) days after I execute this RELEASE, a letter stating that I am revoking it.

                10. The Plan provides that enhanced severance pay may be paid in a lump-sum payment as soon as administratively feasible but not earlier than seven (7) days following my execution of this RELEASE. If I choose to revoke this RELEASE within seven
(7) days after I sign it, any enhanced severance benefits to which I was otherwise entitled to receive, will not be due and payable, and the RELEASE will have no effect. If I do not elect to sign this RELEASE, I will receive the basic severance pay and I will not be eligible to receive the enhanced severance benefits as outlined in the Plan.

                11. The following information is attached to this RELEASE and has been provided to me:

                        (a) Attachment "A" to this RELEASE is a copy of the Plan which contains the eligibility requirements and time limits applicable to the Plan.


        EMPLOYEE'S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.


              Date delivered to employee                   , 199     .


              Executed this            day of              , 199     .



                                Employee's Signature


                                Printed Name and Employee No.